Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Rekor Systems, Inc. (previously named Novume Solutions, Inc.) filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated April 11, 2019, relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of Rekor Systems, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is a part of this Registration Statement.

/s/ BD & Company, Inc.

BD & Company, Inc.s Owings Mills, Maryland February 4, 2021